Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: November 16, 2022

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL FOURTH QUARTER & FISCAL YEAR RESULTS

•H&P announced its fiscal 2023 Supplemental Shareholder Return Plan(1), which is currently projected to provide nearly $210 million combined in established base and supplemental dividends in fiscal year 2023

•The Company reported fiscal fourth quarter and fiscal year net income of $0.42 and $0.05 per diluted share respectively, including select items(2) of $(0.03) and $(0.05) per diluted share respectively

•Quarterly North America Solutions operating income increased $35 million sequentially, while direct margins(3) increased $36 million to approximately $203 million, as revenues increased by $66 million to $552 million and expenses increased by $30 million to $349 million

•The North America Solutions segment exited the fourth quarter of fiscal year 2022 with 176 active rigs reflecting an increase in revenue per day of approximately $3,000/day or 11% to $29,500/day on a sequential basis, while direct margins(3) per day increased by roughly $2,000/day or almost 20% to $12,600/day

•H&P's North America Solutions segment anticipates exiting the first quarter of fiscal year 2023 between 181-186 active rigs with expected direct margins(3) per day increasing by another 20% on a sequential basis and expects to reach a maximum active rig count for fiscal year 2023 of 192 rigs by March 31, 2023

•H&P set its fiscal year 2023 capex budget to range between $425 and $475 million

•On September 7, 2022, the Board of Directors of the Company declared a quarterly base cash dividend of $0.25 per share, and on October 17, 2022 declared a supplemental cash dividend of $0.235 per share; both dividends are payable on December 1, 2022 to stockholders of record at the close of business on November 15, 2022

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $46 million, or $0.42 per diluted share, from operating revenues of $631 million for the quarter ended September 30, 2022, compared to net income of $18 million, or $0.16 per diluted share, from operating revenues of $550 million for the quarter ended June 30, 2022. The net income per diluted share for the fourth and third quarters of fiscal year 2022 include $(0.03) and $(0.11) of after-tax losses, respectively, comprised of select items(2). For the fourth quarter of fiscal year 2022, select items(2) were comprised of:

•$0.03 of after-tax gains pertaining to the sale of equipment and non-cash fair market adjustments to equity investments
•$(0.06) of after-tax losses pertaining to a lump sum settlement for a distribution from the pension plan

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
November 16, 2022

Net cash provided by operating activities was $117 million for the fourth quarter of fiscal year 2022 compared to $98 million for the third quarter of fiscal year 2022.

For fiscal year 2022, the Company reported net income of $7 million, or $0.05 per diluted share, from operating revenues of $2.1 billion. The net income per diluted share includes $(0.05) of after-tax losses comprised of select items(2). Net cash provided by operating activities was $234 million in fiscal year 2022 compared to $136 million in fiscal year 2021.

President and CEO John Lindsay commented, "Supportive market conditions and our adherence to our business and capital allocation strategy have led to sequentially improving quarterly results in fiscal 2022. We are beginning to recognize economic returns at levels that we have not experienced since 2014. As such, we believe there is significant momentum heading into fiscal 2023, and we plan to continue a posture of fiscal discipline, move forward with our supplemental shareholder return plan, and further implement our strategic initiative to expand internationally. These actions align with the Company's history of financial stewardship by increasing the Company's financial returns through long-term investment in the business and increasing cash returns to shareholders through the augmentation of our long-standing dividend commitment.
"Customer demand during the fourth fiscal quarter was satisfied by contractual churn and by reactivating one rig out of stack early in the quarter as expected. Our financial results improved substantially quarter over quarter as pricing increases and better contract economics took hold across more of our FlexRig® fleet. We anticipate a modest 16 rig uplift in our NAS rig count in fiscal 2023 of which roughly two-thirds are already committed and to attain a maximum of 192 active rigs for fiscal 2023 sometime during the second fiscal quarter of 2023. As in prior years, we expect our 2023 rig adds to be weighted toward the front half of the fiscal year, and do anticipate experiencing additional contractual churn throughout the year. We expect our financial results for the first fiscal quarter of 2023 to follow the improving trend of the past two fiscal quarters, where strong demand from customers coupled with rollovers of term contracts, should continue to drive higher average levels of pricing across the active fleet.
"For our International Solutions segment, the Company plans to deploy capital in preparation for more substantive growth in the future. We are seeing opportunities to bid in areas of existing operations as well as in countries that would be new to H&P. Most of these tenders are taking place where unconventional drilling is in its nascent stages, such as in the Middle East, and where we believe our proven drilling solutions can provide a lot of value to customers. We believe our international business is an important avenue of growth for the future and serves as a potential outlet for some of our currently idle super-spec rigs in the U.S. This initiative also adds more diversification to the Company's revenue streams over the long-term and this current allocation of investment capital plays an important part in executing on this strategy."
Senior Vice President and CFO Mark Smith also commented, "Maintaining economic discipline in our capital-intensive business remains paramount, and has resulted in increased capital efficiency and a positive impact on our financial returns. The Company will continue to allocate capital with this mindset. Our North America Solutions direct margins continue to improve, led by our fiscal discipline and robust pricing despite the current inflationary and supply chain challenges, which have been more apparent as of late with a labor-related cost increase just at the end of the fiscal fourth quarter and in our recently announced fiscal 2023 capex budget reflecting higher levels of maintenance expenditures.
"Looking out to fiscal 2023, we expect to see increased profitability for the Company propelling us forward to execute on other strategic capital allocation priorities, such as the recently announced 2023 supplemental shareholder return plan and diversification through further investment in our international operations. We believe both provide incremental returns; one that is more near-term and one that will develop over time. Even beyond these planned capital commitments, the Company should have flexibility to be positioned to take advantage of additional investment opportunities and/or further augment shareholder returns through additional supplemental dividends and/or share repurchases. Essentially in fiscal 2023, we plan to allocate roughly two-thirds of our cash flow generation after capex commitments to shareholders in the form of base and supplemental dividends, which would currently represent an approximate dividend yield of 4%, very competitive for our industry. The remaining one-third we believe, should give us an adequate amount of flexibility. This is further testament to the Company's strong cash flow generation and financial position."

News Release
November 16, 2022

John Lindsay concluded, “We enter fiscal 2023 with momentum and increased confidence that our initiatives in our North America Solutions segment have gained traction and are delivering positive financial results. We are also excited by the prospects and opportunities before us, particularly in our International Solutions segment. The successes the Company has achieved and plans to achieve would not be possible without our devoted and hard-working employee base, which I am proud to say continues to set the standard for our industry."

Operating Segment Results for the Fourth Quarter of Fiscal Year 2022
North America Solutions:
This segment had operating income of $92.1 million compared to operating income of $57.4 million during the previous quarter. The increase in operating income was primarily due to improving contract economics as market pricing continued to increase coupled with term contracts rolling onto market rates.

Direct margins(3) increased by $35.9 million to $203.5 million as both revenues and expenses increased sequentially. Quarterly operating results were impacted by the costs associated with reactivating rigs; $7.5 million in the fourth fiscal quarter compared to $6.5 million in the previous quarter.

International Solutions:
This segment had an operating loss of $0.8 million compared to an operating loss of $6.6 million during the previous quarter. The decrease in operating loss is primarily attributable to increased activity in Latin America, particularly with operations in Argentina.

Direct margins(3) during the fourth fiscal quarter were $3.3 million compared to a negative $3.2 million during the previous quarter. Current quarter results included a $1.2 million foreign currency loss compared to a $1.1 million foreign currency loss in the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $6.6 million compared to operating income of $5.9 million during the previous quarter. Direct margins(3) for the quarter were $9.4 million compared to $8.8 million in the prior quarter.

Operational Outlook for the First Quarter of Fiscal Year 2023

North America Solutions:
•We expect North America Solutions direct margins(3) to be between $250-$270 million, which includes approximately $8.5 million in estimated reactivation costs
•We expect to exit the quarter between approximately 181-186 contracted rigs

International Solutions:
•We expect International Solutions direct margins(3) to be between $7-$10 million, exclusive of any foreign exchange gains or losses
•International Solutions direct margins(2) are expected to be reduced by operating costs related to establishing our Middle East hub

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(3) to be between $8-$10 million

News Release
November 16, 2022

Other Estimates for Fiscal Year 2023
•Gross capital expenditures are expected to be approximately $425 to $475 million;
▪approximately two-thirds expected for North America Solutions, including maintenance per active rig of $1.1 to $1.3 million and reactivating up to 16 super-spec rigs of which six are planned walking conversions
▪approximately one-quarter for International Solutions, including five super-spec upgrades and six reactivations that will be also converted to walking capabilities for export from the U.S. fleet
▪remainder for corporate and information technology expenditures
▪ongoing asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total approximately $50 million in fiscal year 2023
•Depreciation for fiscal year 2023 is expected to be approximately $400 million
•Research and development expenses for fiscal year 2023 are expected to be roughly $28 million
•General and administrative expenses for fiscal year 2023 are expected to be approximately $195 million
•Cash taxes for fiscal year 2023 are expected to be approximately $190-$240 million
▪inclusive of approximately $45 million relating to fiscal year 2022 amounts to be paid in fiscal 2023
▪exclusive of roughly $28 million in income tax receivables of which $25 million was already received during the fiscal first quarter of 2023

Select Items(2) Included in Net Income per Diluted Share

Fourth quarter of fiscal year 2022 net income of $0.42 per diluted share included $(0.03) in after-tax losses comprised of the following:

•$0.02 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$0.01 of after-tax gains related to the sale of equipment
•$(0.06) of after-tax losses related to a lump sum settlement for a distribution from the pension plan

Third quarter of fiscal year 2022 net income of $0.16 per diluted share included $(0.11) in after-tax losses comprised of the following:

•$(0.11) of non-cash after-tax gains related to fair market value adjustments to equity investments
•$(0.00) of after-tax losses related to restructuring charges

Fiscal year 2022 net income of $0.05 per diluted share included $(0.05) in after-tax losses comprised of the following:

•$0.42 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$0.13 of after-tax gains related to a settlement of a previous contractual dispute with an international customer
•$(0.01) of after-tax losses related to restructuring charges
•$(0.03) of after-tax losses related to the sale of equipment
•$(0.03) of non-cash after-tax losses for impairments related to fair market value adjustments to decommissioned rigs and equipment that are held for sale
•$(0.06) of after-tax losses related to a lump sum settlement for a distribution from the pension plan
•$(0.47) of after-tax losses related to a debt make-whole premium and write-off of debt discount and issuance costs

News Release
November 16, 2022

Conference Call

A conference call will be held on Thursday, November 17, 2022 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s fourth quarter fiscal year 2022 results. Dial-in information for the conference call is (877) 830-2596 for domestic callers or (785) 424-1877 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. At September 30, 2022, H&P's fleet included 236 land rigs in the United States, 28 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, supplemental shareholder return plans, share repurchases, investments, active rig count projections, budgets, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending, outlook for international markets, and actions by customers are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

News Release
November 16, 2022

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) The Company's planned base and supplemental dividends represent our current intention of returning capital to shareholders during fiscal year 2023 based upon our outlook of market and industry conditions at present, including our current expectations surrounding rig pricing, activity levels, margins, cash generation, capital expenditures and other investment opportunities. In determining whether to proceed with the fiscal year 2023 base dividends and the supplemental dividends, management and the Board of Directors will continue to review the Company's financial position and performance together with relative market conditions at that time in order for the Board of Directors to determine the amount, timing and approval of any dividend payments.
(2) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.
(3) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the first quarter of fiscal 2023 is provided on a non-GAAP basis only because certain information necessary to calculate the cost comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
November 16, 2022

HELMERICH & PAYNE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Year Ended
(in thousands, except per share amounts)	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
OPERATING REVENUES
Drilling services	$629,031	$547,906	$342,219	$2,049,841	$1,210,800
Other	2,301	2,327	1,588	9,103	7,768
	631,332	550,233	343,807	2,058,944	1,218,568
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	410,968	376,210	268,127	1,426,589	952,600
Other operating expenses	1,222	1,053	1,021	4,638	5,138
Depreciation and amortization	99,055	100,741	101,955	403,170	419,726
Research and development	7,138	6,511	5,197	26,563	21,724
Selling, general and administrative	46,667	44,933	51,824	182,366	172,195
Asset impairment charges	—	—	14,436	4,363	70,850
Restructuring charges	—	33	2,070	838	5,926
Gain on reimbursement of drilling equipment	(7,846)	(9,895)	(2,115)	(29,443)	(12,322)
Other (gain) loss on sale of assets	(2,670)	(3,075)	(1,672)	(5,432)	11,280
	554,534	516,511	440,843	2,013,652	1,647,117
OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	76,798	33,722	(97,036)	45,292	(428,549)
Other income (expense)
Interest and dividend income	6,789	5,313	2,029	18,090	10,254
Interest expense	(4,327)	(4,372)	(6,094)	(19,203)	(23,955)
Gain (loss) on investment securities	2,253	(14,310)	(1,126)	57,937	6,727
Loss on extinguishment of debt	—	—	—	(60,083)	—
Other	(8,949)	(1,148)	(2,630)	(11,115)	(5,657)
	(4,234)	(14,517)	(7,821)	(14,374)	(12,631)
Income (loss) from continuing operations before income taxes	72,564	19,205	(104,857)	30,918	(441,180)
Income tax expense (benefit)	27,532	1,730	(25,323)	24,366	(103,721)
Income (loss) from continuing operations	45,032	17,475	(79,534)	6,552	(337,459)
Income from discontinued operations before income taxes	507	277	373	401	11,309
Income tax provision	—	—	—	—	—
Income from discontinued operations	507	277	373	401	11,309
NET INCOME (LOSS)	$45,539	$17,752	$(79,161)	$6,953	$(326,150)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.42	$0.16	$(0.74)	$0.05	$(3.14)
Income from discontinued operations	—	—	—	—	0.10
Net income (loss)	$0.42	$0.16	$(0.74)	$0.05	$(3.04)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.42	$0.16	$(0.74)	$0.05	$(3.14)
Income from discontinued operations	—	—	—	—	0.10
Net income (loss)	$0.42	$0.16	$(0.74)	$0.05	$(3.04)

Weighted average shares outstanding:
Basic	105,292	105,289	107,899	105,891	107,818
Diluted	106,078	106,021	107,899	106,555	107,818

News Release
November 16, 2022

HELMERICH & PAYNE, INC.
CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
(in thousands except share data and share amounts)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$232,131	$917,534
Restricted cash	36,246	18,350
Short-term investments	117,101	198,700
Accounts receivable, net of allowance of $2,975 and $2,068, respectively	458,713	228,894
Inventories of materials and supplies, net	87,957	84,057
Prepaid expenses and other, net	66,463	67,578
Assets held-for-sale	4,333	71,453
Total current assets	1,002,944	1,586,566

Investments	218,981	135,444
Property, plant and equipment, net	2,960,809	3,127,287
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	67,154	73,838
Operating lease right-of-use asset	39,064	49,187
Other assets, net	20,926	16,153
Total other noncurrent assets	172,797	184,831

Total assets	$4,355,531	$5,034,128

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$126,966	$71,996
Dividends payable	26,693	27,332
Current portion of long-term debt, net	—	483,486
Accrued liabilities	241,151	283,492
Total current liabilities	394,810	866,306

Noncurrent Liabilities:
Long-term debt, net	542,610	541,997
Deferred income taxes	537,712	563,437
Other	113,387	147,757
Noncurrent liabilities - discontinued operations	1,540	2,013
Total noncurrent liabilities	1,195,249	1,255,204

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of September 30, 2022 and 2021, and 105,293,662 and 107,898,859 shares outstanding as of September 30, 2022 and 2021, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	528,278	529,903
Retained earnings	2,473,572	2,573,375
Accumulated other comprehensive loss	(12,072)	(20,244)
Treasury stock, at cost, 6,929,203 shares and 4,324,006 shares as of September 30, 2022 and 2021, respectively	(235,528)	(181,638)
Total shareholders’ equity	2,765,472	2,912,618
Total liabilities and shareholders' equity	$4,355,531	$5,034,128

News Release
November 16, 2022

HELMERICH & PAYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended September 30,
(in thousands)	2022	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,953	$(326,150)	$(494,497)
Adjustment for income from discontinued operations	(401)	(11,309)	(1,895)
Income (loss) from continuing operations	6,552	(337,459)	(496,392)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	403,170	419,726	481,885
Asset impairment charges	4,363	70,850	563,234
Amortization of debt discount and debt issuance costs	1,200	1,423	1,817
Loss on extinguishment of debt	60,083	—	—
Provision for credit loss	1,081	203	2,203
Stock-based compensation	28,032	27,858	36,329
Loss (gain) on investment securities	(57,937)	(6,727)	8,720
Gain on reimbursement of drilling equipment	(29,443)	(12,322)	(26,959)
Other (gain) loss on sale of assets	(5,432)	11,280	(19,816)
Gain on sale of subsidiary	—	—	(14,963)
Deferred income tax benefit	(28,488)	(89,752)	(157,555)
Other	6,533	13,794	(2,423)
Changes in assets and liabilities	(155,728)	37,614	162,848
Net cash provided by operating activities from continuing operations	233,986	136,488	538,928
Net cash used in operating activities from discontinued operations	(73)	(48)	(47)
Net cash provided by operating activities	233,913	136,440	538,881

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(250,894)	(82,148)	(140,795)
Other capital expenditures related to assets held-for-sale	(21,645)	—	—
Purchase of short-term investments	(165,109)	(315,078)	(134,641)
Purchase of long-term investments	(51,241)	(102,523)	(550)
Proceeds from sale of short-term investments	244,728	207,716	94,646
Proceeds from sale of long-term investments	22,042	—	—
Proceeds from sale of subsidiary	—	—	15,056
Proceeds from asset sales	62,304	43,515	78,399
Advance payment for sale of property, plant and equipment	—	86,524	—
Other	(7,500)	—	—
Net cash used in investing activities	(167,315)	(161,994)	(87,885)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(107,395)	(109,130)	(260,335)
Proceeds from debt issuance	—	548,719	—
Debt issuance costs	—	(3,935)	—
Proceeds from stock option exercises	—	—	4,100
Payments for employee taxes on net settlement of equity awards	(5,505)	(2,162)	(3,784)
Payment of contingent consideration from acquisition of business	(250)	(7,250)	(8,250)
Payments for early extinguishment of long-term debt	(487,148)	—	—
Make-whole premium payment	(56,421)	—	—
Share repurchases	(76,999)	—	(28,505)
Other	(587)	(719)	(446)
Net cash provided by (used in) financing activities	(734,305)	425,523	(297,220)
Net increase (decrease) in cash and cash equivalents and restricted cash	(667,707)	399,969	153,776
Cash and cash equivalents and restricted cash, beginning of period	936,716	536,747	382,971
Cash and cash equivalents and restricted cash, end of period	$269,009	$936,716	$536,747

News Release
November 16, 2022

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except operating statistics)	2022	2022	2021	2022	2021
NORTH AMERICA SOLUTIONS
Operating revenues	$552,315	$486,004	$293,303	$1,788,167	$1,026,364
Direct operating expenses	348,769	318,400	224,185	1,218,134	773,507
Depreciation and amortization	92,200	93,612	95,177	375,250	392,415
Research and development	7,195	6,545	5,411	26,728	21,811
Selling, general and administrative expense	12,015	10,069	13,866	43,796	51,089
Asset impairment charges	—	—	14,436	1,868	70,850
Restructuring charges	—	25	899	498	3,868
Segment operating income (loss)	$92,136	$57,353	$(60,671)	$121,893	$(287,176)
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$203,546	$167,604	$69,118	$570,033	$252,857
Revenue days[3]	16,178	15,796	11,429	59,672	39,199
Average active rigs[4]	176	174	124	163	107
Number of active rigs at the end of period[5]	176	175	127	176	127
Number of available rigs at the end of period	236	236	236	236	236
Reimbursements of "out-of-pocket" expenses	$75,082	$67,218	$34,536	$232,092	$113,897

INTERNATIONAL SOLUTIONS
Operating revenues	$42,373	$29,118	$17,308	$136,072	$57,917
Direct operating expenses	39,114	32,364	17,741	120,780	68,672
Depreciation	1,177	1,175	652	4,156	2,013
Selling, general and administrative expense	2,871	2,129	4,565	8,779	8,028
Asset impairment charge	—	—	—	2,495	—
Restructuring charges	—	—	—	—	207
Segment operating loss	$(789)	$(6,550)	$(5,650)	$(138)	$(21,003)
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$3,259	$(3,246)	$(433)	$15,292	$(10,755)
Revenue days[3]	1,035	718	586	3,036	1,815
Average active rigs[4]	11	8	6	8	5
Number of active rigs at the end of period[5]	12	9	6	12	6
Number of available rigs at the end of period	28	28	30	28	30
Reimbursements of "out-of-pocket" expenses	$1,542	$699	$1,369	$4,910	$6,693

OFFSHORE GULF OF MEXICO
Operating revenues	$34,303	$32,701	$31,488	$125,465	$126,399
Direct operating expenses	24,898	23,922	23,797	90,415	97,249
Depreciation	2,066	2,328	2,420	9,175	10,557
Selling, general and administrative expense	741	579	729	2,661	2,624
Segment operating income	$6,598	$5,872	$4,542	$23,214	$15,969
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$9,405	$8,779	$7,691	$35,050	$29,150
Revenue days[3]	368	364	368	1,460	1,552
Average active rigs[4]	4	4	4	4	4
Number of active rigs at the end of period[5]	4	4	4	4	4
Number of available rigs at the end of period	7	7	7	7	7
Reimbursements of "out-of-pocket" expenses	$6,974	$7,219	$5,985	$26,077	$27,388

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 90 days).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
November 16, 2022

Segment reconciliation amounts were as follows:

	Three Months Ended September 30, 2022
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions	Other	Eliminations	Total
Operating revenue	$552,315	$34,303	$42,373	$2,341	$—	$631,332
Intersegment	—	—	—	15,470	(15,470)	—
Total operating revenue	$552,315	$34,303	$42,373	$17,811	$(15,470)	$631,332

Direct operating expenses	336,880	23,020	38,915	13,375	—	412,190
Intersegment	11,889	1,878	199	20	(13,986)	—
Total drilling services & other operating expenses	$348,769	$24,898	$39,114	$13,395	$(13,986)	$412,190

	Year Ended September 30, 2022
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions	Other	Eliminations	Total
Operating revenue	$1,788,167	$125,465	$136,072	$9,240	$—	$2,058,944
Intersegment	—	—	—	57,047	(57,047)	—
Total operating revenue	$1,788,167	$125,465	$136,072	$66,287	$(57,047)	$2,058,944

Direct operating expenses	1,177,381	83,079	120,167	50,600	—	1,431,227
Intersegment	40,753	7,336	613	83	(48,785)	—
Total drilling services & other operating expenses	$1,218,134	$90,415	$120,780	$50,683	$(48,785)	$1,431,227

    Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

News Release
November 16, 2022

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations:

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2022	2022	2021	2022	2021
Operating income (loss)
North America Solutions	$92,136	$57,353	$(60,671)	$121,893	$(287,176)
International Solutions	(789)	(6,550)	(5,650)	(138)	(21,003)
Offshore Gulf of Mexico	6,598	5,872	4,542	23,214	15,969
Other	3,659	1,965	(8,073)	12,720	(9,704)
Eliminations	(969)	(2,140)	7,277	(6,422)	(1,580)
Segment operating income (loss)	$100,635	$56,500	$(62,575)	$151,267	$(303,494)
Gain on reimbursement of drilling equipment	7,846	9,895	2,115	29,443	12,322
Other gain (loss) on sale of assets	2,670	3,075	1,672	5,432	(11,280)
Corporate selling, general and administrative costs, corporate depreciation and corporate restructuring charges	(34,353)	(35,748)	(38,248)	(140,850)	(126,097)
Operating income (loss)	$76,798	$33,722	$(97,036)	$45,292	$(428,549)
Other income (expense):
Interest and dividend income	6,789	5,313	2,029	18,090	10,254
Interest expense	(4,327)	(4,372)	(6,094)	(19,203)	(23,955)
Gain (loss) on investment securities	2,253	(14,310)	(1,126)	57,937	6,727
Loss on extinguishment of debt	—	—	—	(60,083)	—
Other	(8,949)	(1,148)	(2,630)	(11,115)	(5,657)
Total unallocated amounts	(4,234)	(14,517)	(7,821)	(14,374)	(12,631)
Income (loss) from continuing operations before income taxes	$72,564	$19,205	$(104,857)	$30,918	$(441,180)

News Release
November 16, 2022

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	November 16,	September 30,	June 30,	Q4FY22
	2022	2022	2022	Average
U.S. Land Operations
Term Contract Rigs	119	119	115	122
Spot Contract Rigs	61	57	60	54
Total Contracted Rigs	180	176	175	176
Idle or Other Rigs	56	60	61	60
Total Marketable Fleet	236	236	236	236

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 9/30/22)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Segment	FY23	FY23	FY23	FY23	FY24	FY24	FY24
U.S. Land Operations	113.0	94.8	54.6	43.8	35.4	32.9	30.7
International Land Operations	9.1	9.0	7.8	7.7	7.0	6.0	5.7
Offshore Operations	—	—	—	—	—	—	—
Total	122.1	103.8	62.4	51.5	42.4	38.9	36.4
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
November 16, 2022

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended September 30, 2022
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$45,539	$0.42
(-) Fair market value adjustments to equity investments	$2,287	$518	$1,769	$0.02
(-) Gain related to the sale of equipment	$2,019	$458	$1,561	$0.01
(-) Lump sum settlement for distribution from pension	$(8,270)	$(1,873)	$(6,397)	$(0.06)
Adjusted net income			$48,606	$0.45

	Three Months Ended June 30, 2022
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$17,752	$0.16
(-) Fair market adjustment to equity investments	$(14,268)	$(3,028)	$(11,240)	$(0.11)
(-) Restructuring charges	$(33)	$(68)	$35	$—
Adjusted net income			$28,957	$0.27

	Twelve Months Ended September 30, 2022
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$6,953	$0.05
(-) Fair market adjustment to equity investments	$58,258	$13,196	$45,062	$0.42
(-) Settlement of a previous contractual dispute with an international customer	$16,381	$2,469	$13,912	$0.13
(-) Gain related to the sale of equipment	$2,019	$458	$1,561	$0.01
(-) Restructuring charges	$(838)	$(190)	$(648)	$(0.01)
(-) Impairments for fair market value adjustments to equipment held for sale	$(4,363)	$(658)	$(3,705)	$(0.03)
(-) Loss related to the sale of equipment	$(4,744)	$(716)	$(4,028)	$(0.04)
(-) Lump sum settlement for distribution from pension	$(8,270)	$(1,873)	$(6,397)	$(0.06)
(-) Debt make whole premium and write-off of debt discount and issuance	$(60,083)	$(9,054)	$(51,029)	$(0.47)
Adjusted net income			$12,225	$0.10

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
November 16, 2022

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues less direct operating expenses. Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.
.

	Three Months Ended September 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$92,136	$(789)	$6,598
Add back:
Depreciation and amortization	92,200	1,177	2,066
Research and development	7,195	—	—
Selling, general and administrative expense	12,015	2,871	741
Direct margin (Non-GAAP)	$203,546	$3,259	$9,405

	Three Months Ended June 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$57,353	$(6,550)	$5,872
Add back:
Depreciation and amortization	93,612	1,175	2,328
Research and development	6,545	—	—
Selling, general and administrative expense	10,069	2,129	579
Restructuring charges	25	—	—
Direct margin (Non-GAAP)	$167,604	$(3,246)	$8,779

	Three Months Ended September 30, 2021
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$(60,671)	$(5,650)	$4,542
Add back:
Depreciation and amortization	95,177	652	2,420
Research and development	5,411	—	—
Selling, general and administrative expense	13,866	4,565	729
Asset impairment charges	14,436	—	—
Restructuring charges	899	—	—
Direct margin (Non-GAAP)	$69,118	$(433)	$7,691

News Release
November 16, 2022

	Year Ended September 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$121,893	$(138)	$23,214
Add back:
Depreciation and amortization	375,250	4,156	9,175
Research and development	26,728	—	—
Selling, general and administrative expense	43,796	8,779	2,661
Asset impairment charges	1,868	2,495	—
Restructuring charges	498	—	—
Direct margin (Non-GAAP)	$570,033	$15,292	$35,050

	Year Ended September 30, 2021
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$(287,176)	$(21,003)	$15,969
Add back:
Depreciation and amortization	392,415	2,013	10,557
Research and development	21,811	—	—
Selling, general and administrative expense	51,089	8,028	2,624
Asset impairment charges	70,850	—	—
Restructuring charges	3,868	207	—
Direct margin (Non-GAAP)	$252,857	$(10,755)	$29,150